EXHIBIT 14.1

Code of Ethics for CEO and Senior Financial Officers

The Code of Ethics as set forth below establishes the standards and procedures to be followed by Axsys Technologies’ Chief Executive Officer, Chief Financial Officer, Controller, Treasurer, and all other employees performing similar functions for the Company (the “Senior Financial Officers”).   This Code of Ethics covers a wide range of business practices and procedures, and its purpose is to promote honest and ethical conduct, appropriate disclosures, and compliance with all applicable laws, rules, and regulations.  In addition to the broad and comprehensive guidelines set forth in the Axsys Code of Business Conduct that applies to all employees, the CEO and Senior Financial Officers shall be subject to the following additional specific policies:

1.               All Senior Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure in the reports and documents that the Company files with, or submits to, the Securities and Exchange Commission, the Nasdaq National Market, and in other public communications made by the Company. Accordingly, it is the responsibility of the CEO and each Senior Financial Officer to promptly bring to the attention of the Board of Directors and the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Board of Directors and Audit Committee in fulfilling their responsibilities.

These requirements apply to all public disclosures of material information about the Company, including written disclosures, oral statements, visual presentations, analyst and press conferences, and media and investor calls.

2.               All Senior Financial Officers shall promptly bring to the attention of the Audit Committee, Board of Directors, or CEO any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

3.               The CEO and all Senior Financial Officers shall act with honesty and integrity in the performance of his or her duties at the Company, shall comply with laws, rules and regulations of federal, state and local governments and other private and public regulatory agencies that affect the conduct of the Company’s business and the Company’s financial reporting.

4.               The CEO and each Senior Financial Officer shall promptly bring to the attention of the Audit Committee, Board of Directors or CEO any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or any violation of this Code of Ethics.

5.               The CEO and each Senior Financial Officer shall avoid actual or apparent conflicts of interest between personal and business relationships, such as holding a substantial equity, debt, or other financial interest in any competitor, supplier or customer of the Company, or having a personal financial interest in any transaction involving the purchase or sale by the Company of any products, materials, equipment, services or property, other than through Company-sponsored programs. Any such actual or apparent conflicts of interest shall be brought to the attention of the Audit Committee, Board of Directors or CEO.

6.               The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO and the Company’s Senior Financial Officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits, and termination of the individual’s employment.   In determining what action is

appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

The CEO and all Senior Financial Officers are expected to adhere to the Axsys Code of Business Conduct and the Code of Ethics for CEO and Senior Financial Officers at all times.  The Board of Directors shall have the sole and absolute discretionary authority to approve any deviation or waiver from the Code of Ethics for the CEO or Senior Financial Officers.  Any waiver and the grounds for the waiver for the CEO or Senior Financial Officers shall be promptly disclosed through a filing with the Securities and Exchange Commission on Form 8-K.  Additionally, any change of this Code of Ethics for CEO and Senior Financial Officers shall be promptly disclosed to the shareholders.

Please indicate that you have received, read and will abide by this Code of Ethics by signing your name and dating the attached acknowledgment.

Code of Ethics for CEO and Senior Financial Officers

ACKNOWLEDGEMENT

I certify that I have received, read and will abide by the Code of Ethics for CEO and Senior Financial Officers distributed to me on February 4, 2004.

/s/ Stephen W.Bershad
Stephen W.Bershad
Chief Excutive Officer

/s/ David A. Almeida
David A. Almeida
Chief Financial Officer